Exhibit 99.1
AFC ENTERPRISES REPORTS SECOND QUARTER 2005 EARNINGS
August 19, 2005 (ATLANTA) – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, today announced financial results for its second fiscal quarter that ended July 10, 2005. The Company will host a conference call and internet webcast with the investment community at 9:00 A.M. eastern time on August 22, 2005, to review the results of the second quarter of 2005 and to provide an update on the overall business. To access the Company’s webcast, go to www.afce.com, select “Investor Information” and then select “Q2 2005 AFC Enterprises Earnings Conference Call.”
Second quarter of 2005 versus second quarter of 2004 continuing operations highlights:
•	System-wide sales increased 5.0 percent.

•	Total domestic same-store sales were up 1.9 percent.

•	Total revenues decreased 8.8 percent to $35.4 million in the second quarter of 2005.
•	Company-operated restaurant revenue declined by $4.9 million principally as a result of the sale of certain company-operated restaurants to franchisees, the closure of underperforming restaurants and the non-consolidation of the revenue of a franchisee previously consolidated under FIN 46R.

•	Franchise revenue increased by $1.5 million principally due to an increase in franchised restaurants and positive same-store sales.
•	General and administrative expenses decreased $3.9 million to $12.6 million. This decrease was primarily due to the reduction of expenses at the corporate center.

•	Operating profit was $7.7 million in the second quarter of 2005 compared to operating profit of $0.9 million in the second quarter of 2004. This improvement was primarily attributable to an increase in franchise revenue and the reduction of general and administrative and shareholder litigation expenses.

•	Income before discontinued operations and accounting change was $5.2 million, or $0.17 per diluted share, in the second quarter of 2005 compared to a loss before discontinued operations and accounting change of $0.1 million, or $0.0 per diluted share, in the second quarter of 2004.

•	Net income decreased $1.2 million to $4.9 million, or $0.16 per diluted share, in 2005 compared to net income of $6.1 million, or $0.22 per diluted share, in 2004. The decrease was primarily due to the net income in discontinued operations of $6.2 million in the second quarter of 2004 principally attributable to the Company’s former Church’s Chicken™ brand.
Financial Results
Total revenues decreased 8.8 percent to $35.4 million in the second quarter of 2005 versus $38.8 million in the second quarter of 2004. The $3.4 million decline in total revenues was principally due to a $4.9 million decrease in sales from company-operated restaurants. The $4.9 million decline in company-operated restaurant sales was comprised of a $3.0 million decrease from the sale to franchisees of certain company-operated restaurants and the closure of underperforming restaurants, in addition to a $3.0 million decrease in sales due to the Company no longer consolidating a franchisee which required consolidation in 2004 as a result of AFC’s adoption of Financial Accounting
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Standard Board Interpretation No. 46, commonly known as FIN 46R. These factors were partially offset by a $0.6 million increase in same-store sales at company-operated restaurants and a $0.5 million increase associated with the timing of net new openings.
Franchise revenues of $18.3 million were up $1.5 million in the second quarter of 2005 compared to franchise revenues of $16.8 million in the second quarter of 2004. This increase included a $1.0 million increase in royalties resulting from a greater number of franchised restaurants, a $0.2 million increase in same-store sales for franchised restaurants, and a $0.3 million increase in fees related to franchise development agreements, and termination and renewal of franchise agreements.
General and administrative expenses were $12.6 million in the second quarter of 2005 representing a $3.9 million decrease from the second quarter of 2004. The overall decrease was principally associated with a $5.7 million reduction in expenses for information technology, professional fees, and corporate center personnel. These reductions were partially offset by $1.1 million related to stay incentives for personnel at the corporate level, a $0.7 million increase of expenses for senior management and franchise support positions at Popeyes that were vacant in the second quarter of 2004, and a $0.6 million accrual expense associated with restricted stock awards at Popeyes.
Operating profit was $7.7 million in the second quarter of 2005 compared to operating profit of $0.9 million in the second quarter of 2004. The operating profit increase was primarily due to a $1.5 million increase in franchise revenue, the reduction of $3.9 million in general and administrative expenses and a $1.1 million reduction in shareholder litigation and other expenses.
Income before discontinued operations and accounting change increased by $5.3 million to $5.2 million in the second quarter of 2005 compared to loss before discontinued operations and accounting change of $0.1 million in the second quarter of 2004. This improvement was principally due to an increase in franchise revenue and a reduction in general and administrative expenses.
The Company reported net income of $4.9 million in the second quarter of 2005 compared to net income of $6.1 million in the second quarter of 2004. This decrease was primarily due to the net income of $6.2 million contributed by the Company’s former Church’s Chicken™ and Cinnabon® brands during the second quarter of 2004 which are reported in discontinued operations.
AFC reported cash and cash equivalents and short-term investments of $71.2 million at the end of the second quarter of 2005 compared to $12.8 million at year end 2004.
On June 3, 2005, the Company paid a special cash dividend of $12.00 per share of common stock, which totaled $352.9 million to stockholders of record at the close of business on May 23, 2005. The Company funded the dividend with a portion of the net proceeds from the sale of the Company’s former Church’s Chicken™ brand and a portion of the net proceeds from the Company’s 2005 Credit Facility, which was entered into on May 11, 2005.
Operating Results
System-wide sales at AFC’s 1,827 Popeyes restaurants increased by 5.0 percent in the second quarter of 2005 compared to the second quarter of 2004. Franchise system-wide sales from which the Company derives franchise revenues were $358.2 million in the second quarter of 2005 compared to $335.4 million in the second quarter of 2004. Sales by company-operated restaurants (including FIN 46R units) were $15.9 million for the second quarter of 2005 compared to $20.8 million for the second quarter of 2004. The decline was principally a result of fewer company-operated restaurants. System-wide sales include sales from both AFC company-operated and franchised Popeyes restaurants.
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Total domestic same-store sales at Popeyes’ restaurants were up 1.9 percent for the second quarter of 2005 compared to down 0.6 percent in the second quarter of 2004. The Company’s domestic same-store sales for the second quarter of 2005 were up 4.0 percent for company-operated restaurants and up 1.8 percent for franchised restaurants. Popeyes continued to experience positive same-store sales for the fourth consecutive quarter. This improved performance was primarily driven by new menu development, improved restaurant operations and continued restaurant re-imaging throughout the system. The stronger performance for company-operated restaurants was primarily attributable to several new menu items currently being tested in company-operated restaurants which will be introduced in the franchise system over the next few months.
The Popeyes system opened 24 restaurants during the second quarter of 2005 compared to 26 total system openings during the second quarter of 2004. This figure was comprised of 17 domestic restaurants and 7 international restaurants which further penetrated existing markets. Total unit count increased by 9 units to 1,827 at the end of the second quarter 2005 compared to 1,818 at the end of the first quarter 2005.
2005 Operational Performance Projections
The Company’s operational projections for 2005 remain unchanged with total domestic same-store sales growth projected to be up 2.0-3.0 percent, full year new system-wide openings at 120-130 restaurants, and closings at 70-80 restaurants.
The Company continues to project an annualized general and administrative expense run rate to be approximately $30-$35 million by late 2005, excluding the Company’s $3 million for spice royalty expense and $3-$4 million for rent expense associated with restaurants leased by AFC and then subleased to franchisees.
Kenneth Keymer, President of Popeyes Chicken & Biscuits, stated, “We are pleased with our performance year-to-date and we continue to be on target with our operational performance and strategic growth initiatives for 2005. Our team is very excited about the second half of 2005, with the anticipated acceleration of new openings and with the test results from our new menu items, especially our Spicy BBQ Wings and the Chicken Deluxe Sandwich which are planned to roll out nationally in the next couple of months.”
Corporate Profile
AFC Enterprises, Inc. is the franchisor and operator of Popeyes® Chicken & Biscuits, the world’s second-largest quick-service chicken concept based on number of units. As of July 10, 2005, Popeyes had 1,827 restaurants in the United States, Puerto Rico, Guam and 25 foreign countries. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in its Popeyes Chicken & Biscuits brand and providing exceptional franchisee support systems and services. AFC Enterprises can be found on the World Wide Web at www.afce.com.
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AFC Contact Information
Alicia Thompson, Director, Popeyes Communications
(404) 459-4572
Investor inquires: investor.relations@afce.com
Media inquiries: popeyescommunications@popeyes.com
Supplemental Financial Information on pages 5 – 8.
Church’s Chicken™ is a trademark of Cajun Operating Company, under license by Cajun Funding Corp.
Cinnabon® is a registered trademark of Cinnabon, Inc.

AFC Enterprises, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(In millions, except share data)

	7/10/2005	12/26/2004
ASSETS
Current assets:
Cash and cash equivalents	$12.0	$12.8
Short-term investments	59.2	—
Accounts and current notes receivable, net	13.0	13.3
Prepaid income taxes	—	25.9
Other current assets	17.8	40.6
Assets of discontinued operations	—	153.3

Total current assets	102.0	245.9

Long-term assets:
Property and equipment, net	43.4	47.2
Goodwill	9.6	9.6
Trademarks and other intangible assets, net	43.9	42.8
Other long-term assets, net	16.6	16.4

Total long-term assets	113.5	116.0

Total assets	$215.5	$361.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21.3	$37.7
Accrued liabilities	26.9	24.7
Current debt maturities	2.1	4.9
Liabilities of discontinued operations	—	41.5

Total current liabilities	50.3	108.8

Long-term liabilities:
Long-term debt	189.9	87.5
Deferred credits and other long-term liabilities	19.3	24.7

Total long-term liabilities	209.2	112.2

Total liabilities	259.5	221.0

Commitments and contingencies

Shareholders’ equity:
Preferred stock ($.01 par value; 2,500,000 shares authorized; 0 issued and outstanding)	—	—
Common stock ($.01 par value; 150,000,000 shares authorized; 29,477,899 and 28,325,355 shares issued and outstanding at July 10, 2005 and December 26, 2004, respectively)	0.3	0.3
Capital in excess of par value	172.3	155.4
Notes receivable from officers, including accrued interest	(1.1)	(1.2)
Accumulated deficit	(215.5)	(13.6)

Total shareholders’ equity (deficit)	(44.0)	140.9

Total liabilities and shareholders’ equity	$215.5	$361.9

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(In millions, except per share data)

	12 Weeks Ended		28 Weeks Ended
	7/10/2005	7/11/2004	7/10/2005	7/11/2004
Revenues:
Sales by company-operated restaurants	$15.9	$20.8	$37.3	$50.7
Franchise revenues	18.3	16.8	41.5	38.3
Other revenues	1.2	1.2	2.9	2.7

Total revenues	35.4	38.8	81.7	91.7

Expenses:
Restaurant employee, occupancy and other expenses	8.5	11.4	19.4	27.9
Restaurant food, beverages and packaging	5.2	6.8	12.1	15.9
General and administrative expenses	12.6	16.5	35.0	38.1
Depreciation and amortization	1.5	2.2	4.0	6.4
Shareholder litigation and other expenses, net	(0.1)	1.0	21.2	1.1

Total expenses	27.7	37.9	91.7	89.4

Operating profit (loss)	7.7	0.9	(10.0)	2.3
Interest expense, net	2.4	1.1	1.9	2.7

Income (loss) before income taxes, minority interest, discontinued operations and accounting change	5.3	(0.2)	(11.9)	(0.4)
Income tax expense (benefit)	0.1	—	(6.3)	—
Minority Interest	—	(0.1)	—	—

Income (loss) before discontinued operations and accounting change	5.2	(0.1)	(5.6)	(0.4)

Discontinued operations, net of income taxes	(0.3)	6.2	156.6	14.5

Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.2)

Net income	$4.9	$6.1	$151.0	$13.9

Basic earnings per common share:
Income (loss) before discontinued operations and accounting change	$0.18	$—	$(0.19)	$(0.02)

Discontinued operations, net of income taxes	(0.01)	0.22	5.38	0.52
Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.01)

Net income	$0.17	$0.22	$5.19	$0.49

Diluted earnings per common share:
Income (loss) before discontinued operations and accounting change	$0.17	$—	$(0.19)	$(0.02)
Discontinued operations, net of income taxes	(0.01)	0.22	5.38	0.52
Cumulative effect of an accounting change, net of income taxes	—	—	—	(0.01)

Net income	$0.16	$0.22	$5.19	$0.49

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AFC Enterprises, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(In millions)

	28 Weeks Ended
	7/10/2005	7/11/2004
Cash flows provided by (used in) operating activities:
Net income	$151.0	$13.9
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Discontinued operations, net of income taxes	(156.6)	(14.5)
Depreciation and amortization	4.0	6.4
Asset write-downs	0.7	0.7
Net gain on sale of assets	(1.2)	(0.1)
Cumulative effect of accounting changes, pre-tax	—	0.2
Deferred income taxes	26.7	(1.9)
Non-cash interest, net	2.4	0.4
Provision (recovery) for credit losses	(0.2)	0.7
Compensatory expense for stock options	1.1	—
Change in operating assets and liabilities, exclusive of opening VIE balances:
Accounts receivable	0.8	(0.5)
Prepaid income taxes	25.9	11.0
Other operating assets	5.4	(2.8)
Accounts payable and other operating liabilities	(108.8)	1.7

Net cash provided by (used in) operating activities of continuing operations	(48.8)	15.2

Net cash provided by (used in) operating activities of discontinued operations	(4.6)	20.5

Cash flows provided by (used in) investing activities:
Capital expenditures of continuing operations	(2.3)	(5.3)
Capital expenditures of discontinued operations	—	(6.0)
Proceeds from dispositions of property and equipment	3.1	1.0
Proceeds from the sale of Church’s, net	368.0	—
Acquisition of franchised units	(2.2)	—
Purchases of short-term investments	(247.0)	—
Sales and maturities of short-term investments	187.8	—
Proceeds from notes receivable	0.6	0.8

Net cash provided by (used in) investing activities	308.0	(9.5)

Cash flows provided by (used in) financing activities:
Proceeds from 2005 Credit Facility	190.0	—
Principal payments — 2002 Credit Facility (term loans)	(55.7)	(8.3)
Principal payments — 2002 Credit Facility (revolving credit facility), net	(34.6)	(15.6)
Principal payments — VIE and other notes	(0.1)	(0.2)
Decrease in bank overdrafts, net (including effects of discontinued operations)	(5.2)	(0.2)
Increase in restricted cash (including effects of discontinued operations)	(2.8)	(3.2)
Debt issuance costs	(3.5)	—
Dividends paid	(352.9)	—
Issuance of common stock, net	—	0.1
Proceeds from exercise of employee stock options	11.7	2.1
Other, net	(2.5)	0.9

Net cash (used in) financing activities	(255.6)	(24.4)

Net increase (decrease) in cash and cash equivalents	(1.0)	1.8
Cash and cash equivalents at beginning of year	13.0	3.8

Cash and cash equivalents at end of quarter	$12.0	$5.6

Cash and cash equivalents of continuing operations	$12.0	$5.4
Cash and cash equivalents of discontinued operations	$—	$0.2
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	2Q Ended	2Q Ended	Year to Date	Year to Date
Total Same-Store Sales	07/10/05	07/11/04	07/10/05	07/11/04
Company	4.0%	(1.1%)	3.6%	(0.4%)
Franchised	1.8%	(0.5%)	2.3%	0.4%
Total Domestic	1.9%	(0.6%)	2.3%	0.4%
International	(3.3%)	(6.3%)	(3.1%)	(6.9%)

New Unit Openings
Company	1	0	1	0
Franchised	16	15	29	31
Total Domestic	17	15	30	31
International	7	11	21	25
Total Global	24	26	51	56

Unit Count
Company	57	70	57	70
Franchised	1,430	1,387	1,430	1,387
Total Domestic	1,487	1,457	1,487	1,457
International	340	352	340	352
Total Global	1,827	1,809	1,827	1,809

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brand are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: adverse effects of litigation or regulatory actions arising in connection with the restatement of our previously issued financial statements, failure to obtain court approval of the settlement agreements described in Note 7 to our condensed consolidated financial statements included in Part I, Item I of our Quarterly Report on form 10-Q for the second quarter of 2005, the loss of franchisees and other business partners, failure of our franchisees, the loss of senior management and the inability to attract and retain additional qualified management personnel, a decline in the number of new units to be opened by franchisees, competition from other restaurant concepts and food retailers, the need to continue to improve our internal controls, failure to successfully complete the merger of our AFC corporate function into the Popeyes corporate function, limitations on our business under our 2005 Credit Facility, a decline in our ability to franchise new units, increased costs of our principal food products, labor shortages or increased labor costs, slowed expansion into new markets, changes in consumer preferences and demographic trends, as well as concerns about health or food quality, unexpected and adverse fluctuations in quarterly results, increased government regulation, general economic conditions, supply and delivery shortages or interruptions, currency, economic and political factors that affect our international operations, inadequate protection of our intellectual property and liabilities for environmental contamination and the other risk factors detailed in our 2004 Annual Report on Form 10-K/A and other documents we file with the Securities and Exchange Commission. Therefore, you should not place undue reliance on any forward-looking statements.
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